Amendment to
Exclusive Distribution and Marketing Agreement

This Amendment (the “Amendment”) is made and entered into as of February 28, 2011 (the “Effective Date”), by and between MechTech, LLC, a California limited liability company and Innovative Wireless Technologies, Inc. (formerly known as “Bayrock Ventures, Inc.”) a Delaware corporation (together with the MechTech, hereinafter referred to as the “Parties”)

WHEREAS, the Parties desire to amend the EXCLUSIVE DISTRIBUTION AND MARKETING AGREEMENT dated Aug. 6, 2010 (hereinafter referred to as the “Contract”);

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Section 1.1. of the Contract is hereby deleted in its entirety and replaced with the following:
The Principal grants the exclusive (subject the terms set forth in this Agreement) Market Rights for North America and non-exclusive worldwide (other than North America) Market Rights for the Products to the Distributor, according to terms and conditions of this Distribution and Marketing Agreement.  No other distributor, exclusive or non-exclusive, shall be offered better terms than the Distributor.

Section 1.2 of the Contract is hereby deleted in its entirety and replaced with the following:
Notwithstanding anything herein to the contrary, the Principal may enter into an agreement with a third party to buy, sell, license, or distribute the Products in North America territory, if  the Principal pays 20% of any proceeds received by Principal in connection with any such contract to the Distributor.  For the avoidance of doubt, the Principal may enter into any agreement with a third party to buy, sell, license, or distribute the Products anywhere in the world (other than North America) without making any payments to the Distributor.

Section 3.2. of the Contract is hereby deleted in its entirety and replaced with the following:
The Distributor shall make reasonable efforts to keep the Principal informed of any contract negotiations with third parties concerning granting an exclusive Market Right. The Parties must approve of any exclusive Market Rights transfer in written form prior to such transfer becomes effective.

Upon the prior written approval of the Parties, any of the amendments herein may be reviewed or cancelled during the Initial Term described in Section 4.4. of the Contract.

Except as expressly amended by this Amendment, the Contract shall remain in full force and effect and all references to the “Agreement” in the Contract shall be deemed to be references to the Contract as amended by this Amendment.

This Amendment may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile or electronic mail transmission, and each of which will be deemed to be an original of this Amendment, and all of which, when taken together, shall be deemed to constitute one and the same Amendment.

MECHTECH, LLC	INNOVATIVE WIRELESS TECHNOLOGIES, INC

By:	By:

/s/ Nicholas D. Mechling	/s/ Pavel Alpatov
Nicholas D. Mechling	Pavel Alpatov
Chief Executive Officer	Chief Executive Officer

And :

/s/ Christopher D. Mechling
Christopher D. Mechling
Chief Operating Officer